Exhibit 10.4

EXECUTION VERSION

CO-LOCATION AGREEMENT

This Co-Location Agreement (together with the Attachments and Schedules hereto, this “Agreement”) is entered into by and between Instinet Group Incorporated, a Delaware corporation (“Instinet”), and Zone Technology Partners, LLC, a Texas limited liability company (“Subscriber”), to be effective as of June 1, 2004 (the “Effective Date”). The parties hereby agree as follows:

1. DEFINITIONS.

In addition to any capitalized terms defined elsewhere in this Agreement, the following capitalized terms used herein shall have the meanings specified in this Article 1:

1.1. Acceptance Requirements. “Acceptance Requirements” has the meaning given that term in Section 2.1.2.

1.2. Actual Operational Minutes. “Actual Operational Minutes” means, for any period, the Possible Operational Minutes in such period minus the aggregate number of minutes in such period during which traders are attempting to issue trades or obtain feeds through the Subscriber Systems but are unable to do so because of an outage caused by a failure of Instinet’s power, air conditioning, equipment, networks or systems, or configuration or hardware, or by Instinet’s operational errors, multiplied by the total number of end-users so unable to issue trades through the Subscriber Systems during such period as a result of such failures. For the avoidance of doubt, Actual Operational Minutes shall not be reduced (i) after the Services Commencement Date, due to outages caused by flaws in the software installed on the Subscriber Systems, (ii) due to any outages caused by any modifications by Subscriber to any software installed on the Subscriber Systems or (iii) due to a Force Majeure Event.

1.3. Additional Equipment. “Additional Equipment” has the meaning given that term in Section 2.2.1.

1.4. Affiliates. “Affiliates” means any Person controlling, controlled by, or under common control with, the Person in question.

1.5. Agreement Confidential Information. “Agreement Confidential Information” has the meaning given that term in Section 4.1.4.

1.6. Applicable Law. “Applicable Law” means all applicable federal, state, foreign and other laws and all applicable rules, regulations, interpretations and orders of any relevant Authority.

1.7. Asset Purchase Agreement. “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated June 1, 2004 by and between Instinet, Subscriber and certain other parties.

1.8. Authority. “Authority” means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or any possession or territory thereof, or of any state, local, foreign or other government, of any other public or self-regulatory authority, commission, board, agency or other instrumentality (including the United States Securities and Exchange Commission or any securities exchange or the National Association of Securities Dealers), or any subdivision or office of any of the foregoing.

1.9. Benefit Plans. “Benefit Plans” has the meaning given that term in Section 2.2.8.

1.10. Building. “Building” means the building generally known as “Harborside Financial Center” or “HFC” and located at 10 Second Street, Jersey City, New Jersey.

1.11. Chosen Courts. “Chosen Courts” has the meaning given that term in Section 12.4.

1.12. Data Center. “Data Center” means the data center facility located at the Building, which is operated and controlled by Instinet, and at which Instinet shall provide the majority of the Services.

1.13. Dispute Period. “Dispute Period” has the meaning given that term in Section 3.3.

1.14. First Closing. “First Closing” has the meaning given that term in the Asset Purchase Agreement.

1.15. Force Majeure Event. “Force Majeure Event” means any event beyond the reasonable control of a party including acts of God, fires, floods, vandalism, sabotage, war, terrorist action, riot, civil commotion, rebellion, general labor stoppage, interruptions in telecommunications or utilities services, acts of any government, regulatory or any other competent authority or compliance with any law or governmental or regulatory order, rule, regulation or direction. For avoidance of doubt, a Force Majeure Event shall include any failure, malfunction or error of any telecommunications, computer or other electrical, mechanical or technological application, service or system or any computer virus to the extent the same is beyond the party’s reasonable control, but with respect to Instinet shall not include problems caused by flaws in the Gr8Trade System (as defined in the Asset Purchase Agreement) prior to the Services Commencement Date. Market conditions and/or fluctuations (including a downturn in either party’s business) will not be deemed Force Majeure Events.

1.16. Initial Installation. “Initial Installation” has the meaning given that term in Section 2.1.2.

1.17. Initial Term. “Initial Term” has the meaning given that term in Section 9.1.

1.18. Instinet’s Agents. “Instinet’s Agents” has the meaning given that term in Section 2.2.8.

1.19. Lien. “Lien” has the meaning given that term in the Asset Purchase Agreement.

1.20. Losses. “Losses” has the meaning given that term in Section 8.1.

1.21. Person. “Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, association, joint stock company, Authority, or any other form of association or entity.

1.22. Possible Operational Minutes. Possible Operational Minutes means, for any period, the total number of minutes in such period during which the financial markets are open and accepting orders multiplied by the total number of end-users of the Subscriber Systems during such period.

1.23. Project Plan. “Project Plan” has the meaning given that term in Section 2.1.1.

1.24. Purchased Equipment. “Purchased Equipment” means all computer equipment, accessories, peripherals, software and other materials that (i) were acquired by Subscriber from Instinet pursuant to the terms of the Asset Purchase Agreement, and (ii) are designated to be located at the Data Center by Subscriber prior to the Service Commencement Date with Instinet’s prior consent, which shall not be unreasonably withheld or delayed.

1.25. Recipient. “Recipient” has the meaning given that term in Section 4.1.2.

1.26. Renewal Term. “Renewal Term” has the meaning given that term in Section 9.1.

1.27. Representative(s). “Representative(s)” means a maximum of eight (8) individuals (inclusive of Subscriber employees and non-employee individuals approved by Instinet under this Section) authorized by Subscriber in writing from time to time to have access to the Subscriber Cabinet; provided, that except as provided in this Section, all such individuals shall be employees of Subscriber or its Affiliates. Individuals who are not employees of Subscriber or its Affiliates may be Representatives only upon the written agreement of Instinet and Subscriber, which shall not be unreasonably withheld or delayed. In the event that Instinet withholds such agreement with respect to a non-employee individual proposed by Subscriber, Instinet shall, simultaneously with notice of such non-acceptance, provide Subscriber with a list of no less than three (3) individuals or firms who would be acceptable to Instinet. For the avoidance of doubt, the term “Representative” shall not include any individual who was previously authorized by Subscriber but with respect to whom Subscriber has notified Instinet in writing (including by email) that such individual is no longer authorized and who no longer remains on the most current list of Representatives provided to Instinet; provided, that Subscriber shall provide Instinet with at least one business days’ (or such commercially reasonable shorter period in case of emergency, including any failure of the Subscriber Systems to operate properly) prior written notice of any revocation of any Representative’s authority and/or any change to the list of Representatives.

1.28. Second Closing. “Second Closing” has the meaning given that term in the Asset Purchase Agreement.

1.29. Second Closing Conditions. “Second Closing Conditions” has the meaning given that term in the Asset Purchase Agreement.

1.30. Services Commencement Date. “Services Commencement Date” has the meaning given that term in Section 2.1.3.

1.31. Service Level Agreements (SLAs). “Service Level Agreements” or “SLAs” means the specific performance standards and metrics applicable to the Services, as listed on Schedule 5.1 to this Agreement.

1.32. Service Outage. “Service Outage” means the total number of Actual Operational Minutes during any 5-day period divided by the total number of Possible Operational Minutes in such period, expressed as a percentage, has fallen below 98.5%.

1.33. Services. “Services” means Instinet’s provision of equipment cabinet space, electrical power, air-conditioning for equipment cooling, telecommunications connectivity to Subscriber circuits, four (4) category 6 connections for Subscriber telecommunications connectivity, analog dial-tone service (if ordered by Subscriber from time to time), 100Mb Instinet network connection, delivery of multicast market data to the Subscriber Systems and all other services to be provided by Instinet pursuant to and in accordance with this Agreement.

1.34. Special Damages. “Special Damages” has the meaning given that term in Section 11.1.

1.35. Specifications. “Specifications” has the meaning given that term in Section 2.1.2.

1.36. Subscriber Cabinet. “Subscriber Cabinet” has the meaning given that term in Section 2.2.2.

1.37. Subscriber’s Agents. “Subscriber’s Agents” has the meaning given that term in Section 2.2.8.

1.38. Subscriber Systems. “Subscriber Systems” has the meaning given that term in Section 2.2.1.

1.39. Transition Period. “Transition Period” has the meaning given that term in the Asset Purchase Agreement.

2. SERVICES.

2.1 Purchased Equipment De-installation and Installation to Subscriber Cabinet.

2.1.1 During the Transition Period, Instinet shall relocate the Purchased Equipment to the Subscriber Cabinet in accordance with the project plan attached hereto as Schedule 2.1.1, as the same may be amended from time to time upon agreement by Instinet and Subscriber in writing (the “Project Plan”). Instinet will use commercially reasonable efforts to minimize disruption to the Subscriber Systems in connection with such relocation.

2.1.2 Promptly upon relocating any item, or related group of items, of Purchased Equipment to the Subscriber Cabinet, Instinet shall provide all services, and shall take or cause to be taken such other actions, as may be necessary for proper installation of such Purchased Equipment in the Subscriber Cabinet (the “Initial Installation”) based on the specifications to be developed by the parties as described in Section 1 of Schedule 2.1.2 to this Agreement, as the same may be amended from time to time upon agreement by Instinet and Subscriber in writing (the “Specifications”), including all site preparation. Upon completion of the Initial Installation, and compliance by Instinet with the Project Plan, Instinet shall provide notice to Subscriber that, in Instinet’s opinion, the Subscriber Systems have been properly installed in the Subscriber Cabinet in accordance with this Agreement and are ready for testing for compliance with this Agreement (to the extent the same applies to the Initial Installation), the Second Closing Conditions (to the extent that the same apply to the Subscriber Systems), the tests described on Schedule 2.1.2 and such other acceptance procedures as may be agreed upon by the parties in writing (collectively, the “Acceptance Requirements”).

2.1.3 Following the receipt by Subscriber of the notice referred to in Section 2.1.2 above, Instinet and Subscriber shall promptly determine whether the Acceptance Requirements have been met. The later of the date that (i) the Second Closing Conditions have been satisfied and (ii) Andrew Banhidi and Bob Schulz have reasonably agreed in good faith in writing that the Acceptance Requirements have been met shall be deemed the “Services Commencement Date” under this Agreement. In the event that the Acceptance Requirements have not been met, Instinet, at its own expense except as provided in Section 3.2, shall take or cause to be taken all reasonable actions (including modification, adjustment, repair or replacement of the Subscriber Cabinet or any equipment, systems or infrastructure used by Instinet) reasonably necessary to satisfy the Acceptance Requirements.

2.2 Services at Data Center.

2.2.1 General. In the event Subscriber seeks to deliver or cause to be delivered to the Subscriber Cabinet, from time to time during the term of this Agreement, additional computer equipment, accessories, peripherals, software or other materials (collectively, “Additional Equipment”) to be covered by the Services, then Subscriber shall so notify Instinet. Subscriber shall provide Instinet with such information as Instinet may reasonably request to enable Instinet to determine, based on space availability and Data Center infrastructure and logistical requirements, whether to permit Subscriber to deliver and/or install any Additional Equipment. Within one (1) business day following receipt of all such information, Instinet shall notify Subscriber whether such permission is granted (which shall not be unreasonably withheld or conditioned) and, if so, any additional reasonable requirements (including size limitations, power consumption levels, infrastructure support requirements, etc.) applicable to any such Additional Equipment. Without limiting the foregoing, Subscriber shall not deliver to or install in the Data Center any equipment or other materials reasonably likely to harm the Data Center, Instinet’s equipment, networks or systems or third party equipment, networks or systems. The Purchased Equipment and any Additional Equipment shall collectively be referred to as the “Subscriber Systems.” Subscriber shall be responsible for all costs and expenses associated with the delivery to and installation in the Data Center of any approved Additional Equipment and for ensuring that such Additional Equipment satisfies the additional requirements, if any, applicable to such Additional Equipment as so notified to Subscriber by Instinet. Instinet shall use commercially reasonable efforts to have the Building make available to Subscriber commercial standard loading docks to permit Subscriber to deliver and remove, as necessary, the Subscriber Systems to and from the Subscriber Cabinet. No other equipment is available for use by Subscriber and it shall be Subscriber’s sole responsibility to supply any equipment necessary to deliver and install any approved Additional Equipment or Subscriber Systems (other than for the Initial Installation). Subject to Subscriber’s compliance with the terms of this Agreement, the Representatives shall be permitted access to the Data Center and the Subscriber Cabinet on a 24-hour, seven day a week, 365 day basis, as necessary to deliver, install, operate, monitor, maintain, repair, replace and/or remove any or all of the Subscriber Systems. If Subscriber seeks to deliver, install, maintain, repair, replace, and/or remove any approved Additional Equipment or other Subscriber Systems other than during normal business hours, Subscriber shall notify Instinet thereof and of the dates and times when Subscriber is available to deliver and/or install such equipment so that Instinet may schedule an after hours appointment with the Building. Promptly following receipt of such notice, Instinet shall use commercially reasonable efforts to schedule an appointment at a time mutually acceptable to the Building and Subscriber. Subscriber shall be solely responsible for any additional fees or costs associated with any access to the Building other than during normal business hours (including any overtime costs of union personnel at the Building).

2.2.2 Subscriber Cabinet. Instinet shall provide and maintain the cabinet space, racking and dimension requirements listed on Attachments A and B to this Agreement, for the Purchased Equipment, within the Data Center (the “Subscriber Cabinet”). The Subscriber Cabinet shall be suitable, as reasonably determined by Instinet, for the proper storage and operation of the Purchased Equipment. In the event that from time to time after the Services Commencement Date Subscriber requires changes to space, communication or electrical conversions or other requirements in connection with any of the Subscriber Systems, Subscriber shall notify Instinet of the same and Instinet shall review such request and within three (3) business days after receipt of such request shall make a reasonable determination regarding whether it is able to accommodate such additional requirements, taking into account such factors as the space, power consumption and infrastructure support implications of such additional requirements. If Instinet is able to accommodate such additional requirements, Instinet shall within five (5) business days after the receipt of such request provide Subscriber with a schedule and budget, in reasonable detail, indicating the timetable for and cost of such additional requirements. In the event that Subscriber agrees in writing to such timetable and costs, Instinet shall provide such additional requirements in accordance with such schedule and budget. Other than for access required by authorized Instinet employees or contractors in order to perform Instinet’s obligations under this Agreement, or as may be required by Applicable Law or legal process, Instinet shall not permit any Person other than a Representative to have access to any of the Subscriber Systems or any portion of the Subscriber Cabinet. Notwithstanding the foregoing, Instinet may inspect and following a commercially reasonable effort to give notice to Subscriber may remove or disable any equipment in the Subscriber Cabinet that it reasonably believes is unsafe or harmful to the Data Center, Instinet’s equipment, networks or systems or third party equipment, networks or systems. Subscriber will use the Subscriber Cabinet only for the purposes of installing, marketing, operating, monitoring, maintaining, repairing, replacing and/or removing the Subscriber Systems.

2.2.3 Fire Protection. Instinet’s fire protection measures maintained at the Data Center shall be in accordance with customary industry standards. Such measures maintained by Instinet shall, at a minimum, be compliant with requirements set by applicable city ordinances, building codes, and any other applicable rule or ordinance related to fire safety and prevention. Instinet shall provide such inspection, testing, and maintenance of the fire suppression systems as are reasonably necessary to assure satisfactory performance in the event of an emergency.

2.2.4 Security Protection. Instinet shall be responsible for developing and maintaining physical security measures for the Data Center and for the Subscriber Cabinet that define specific requirements in regard to monitoring controls and procedures assigned for the security and safety of the Subscriber Systems and are consistent with customary industry standards. If at any time Instinet becomes aware that any of the security measures in place for any portion of the Data Center or any portion of the Subscriber Cabinet are compromised or otherwise violated or may be inadequate, Instinet shall provide notice of such event as soon as reasonably practicable to Subscriber in accordance with such notification and escalation call lists as Subscriber shall have, from time to time, provided to Instinet. In the event of a breach of the security measures, upon reasonable request, Instinet shall permit Subscriber to inspect the automatic security logs within twenty-four (24) hours following the receipt of such notice.

2.2.5 Ownership of Items. Instinet warrants and agrees that (i) Subscriber shall retain all right, title and interest (or leasehold or license interest, as applicable) in and to the Subscriber Systems, (ii) Instinet shall have no right, title or interest (ownership or otherwise) in any of the Subscriber Systems, and (iii) Instinet shall have no right to grant a security interest in or otherwise encumber any of the Subscriber Systems; provided, that Instinet shall be permitted to take a lien on any Subscriber’s Systems to the extent Subscriber fails to make any payment owed by Subscriber to Instinet or any of its Affiliates hereunder in accordance with the terms of this Agreement.

2.2.6 Liens. Subject to Section 2.2.5, Instinet shall not cause (or allow any Person under its direction or control to cause) any of the Subscriber Systems, or any interest therein, to become subject to any Lien, other than any Lien imposed by Subscriber.

2.2.7 Notice of and Liability for Loss. Without limiting Article 11, if at any time Instinet becomes aware that any of the Subscriber Systems have been lost, damaged, destroyed or come into the possession of a third party and such possession is not in accordance with this Agreement, Instinet shall provide notice of such event as soon as reasonably practicable to Subscriber. Subject to Article 11 but notwithstanding Section 11.4, Instinet shall be liable for repair and/or replacement costs relating to the Subscriber Systems in the event of any loss, damage or destruction to the Subscriber Systems caused by (i) the gross negligence of or willful misconduct of Instinet or any of its agents or representatives or (ii) a breach by Instinet of Section 2.2.3 or Section 2.2.4.

2.2.8 Certain Benefits. Instinet agrees that Instinet’s Agents shall not be eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of Subscriber or any of its Affiliates, including any plan, arrangement or policy providing bonus, vacation, stock options, stock purchase, sick leave, disability, health or life insurance, 401(k), retirement, profit sharing or similar benefits (collectively, “Benefit Plans”). Instinet shall defend, indemnify and hold Subscriber harmless from and against all Losses relating to any obligation imposed upon Subscriber to pay any withholding taxes, social security, unemployment insurance, or similar items, or to provide coverage or benefits under any of its Benefit Plans, in each case in connection with compensation received by Instinet or Instinet’s Agents. If any of Instinet’s Agents are later determined to have been common-law employees or other employees of Subscriber for any purpose, such individual(s)

nevertheless shall not be entitled to participate or receive benefits under any Benefit Plan of Subscriber or any of its Affiliates. Instinet acknowledges that no insurance whatsoever, including worker’s compensation insurance, has been or will be obtained by Subscriber on Instinet’s behalf. Subscriber agrees that Subscriber and its Affiliates and their respective employees, agents and subcontractors (“Subscriber’s Agents”) shall not be eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of Instinet or any of its Affiliates, including any Benefit Plans. Subscriber shall defend, indemnify and hold Instinet harmless from and against all Losses relating to any obligation imposed upon Instinet to pay any withholding taxes, social security, unemployment insurance, or similar items, or to provide coverage or benefits under any of its Benefit Plans, in each case in connection with compensation or services received by Subscriber or Subscriber’s Agents. If any of Subscriber’s Agents are later determined to have been common-law employees or other employees of Instinet for any purpose, such individual(s) nevertheless shall not be entitled to participate or receive benefits under any Benefit Plan of Instinet or any of its Affiliates. Subscriber acknowledges that no insurance whatsoever, including worker’s compensation insurance, has been or will be obtained by Instinet on Subscriber’s behalf. Notwithstanding the foregoing or any other provision of this Agreement, however, in no event shall anything in this Agreement affect any rights that any Subscriber Agent who is or formerly was an employee of Instinet or any of its Affiliates may have as a result of his or her previous employment by Instinet or any of its Affiliates, including with respect to any Benefit Plans of Instinet or any of its Affiliates.

2.2.9 Investigations. Instinet agrees to reasonably cooperate with any reasonable investigation by or on behalf of Subscriber or its insurers relating to any loss, damage, destruction or unauthorized use of any of the Subscriber Systems during the Term. Instinet further agrees to reasonably cooperate with Subscriber in any litigation or prosecution against a third party arising in connection with any loss, damage, destruction or unauthorized use of any of the Subscriber Systems during the Term. Subscriber shall reimburse Instinet for its reasonable out of pocket expenses associated with any such cooperation, unless it is determined that the loss, damage, destruction or unauthorized use was the responsibility of Instinet under this Agreement.

2.2.10 General Representations, Warranties and Covenants.

2.2.10.1. Each party represents, warrants and covenants as follows: (i) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) it has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (iii) this Agreement constitutes the valid and legally binding obligation of it enforceable in accordance with its terms and conditions (subject to applicable bankruptcy laws and laws generally affecting the rights of creditors); and (iv) its execution and delivery of this Agreement and its performance or receipt of the Services (as applicable) will not (1) violate (or constitute an event which, with the giving of notice, the passage of time, or both, would violate) any provision of its charter, bylaws or other governing document, or (2) conflict with, result in a breach of, or constitute a default under (or constitute an event which, with the giving of notice, the passage of time, or both, would conflict with, result in a breach of, or constitute a default under) any other agreement or arrangement or any law, regulation, order or decree by which it or any of its property is bound. Instinet further represents and warrants that it shall provide the Services in a good or workmanlike manner, with professional diligence and skill, and in accordance with the requirements of this Agreement and customary industry standards.

2.2.10.2. Subscriber represents, warrants and covenants that (a) it has the legal right and authority, and will continue to own or maintain the legal right and authority, during the term of this Agreement, to place and use any Subscriber Systems at the Data Center as contemplated under this Agreement; (b) the performance by Subscriber of its obligations and use by Subscriber of the Services will not violate any reasonable Data Center rules communicated to Subscriber from time to time in writing; (c) neither Subscriber nor the Representatives or the Subscriber Systems shall unreasonably, negligently or intentionally interfere with Instinet’s or its customers’ use of any services provided at or from, or equipment located at, the Data Center; (d) all equipment, materials and other tangible items placed by Subscriber at the Data Center shall be used in compliance with all applicable manufacturer specifications regarding safety; (e) Subscriber shall not, without the prior written consent of Instinet, resell the Services to any third parties (provided that this shall not be construed to prohibit Subscriber from allowing its Affiliates and the respective owners or employees of Subscriber and its Affiliates from using the Services in the ordinary course of the business of Subscriber or its Affiliates); (f) Subscriber shall, at its own expense, keep the Subscriber Systems in good repair, appearance and condition, other than normal wear and tear; and (g) Subscriber shall not knowingly permit the transmission of any material in violation of any applicable laws, rules or regulations by or through the Subscriber Systems.

2.2.11 Additional Services. Instinet shall provide to Subscriber (i) the products and services described on Attachment A, and (ii) such additional services related to the Subscriber Cabinet or any of the Subscriber Systems as Subscriber may reasonably request from time to time, including unpacking of Additional Equipment, installing or replacing any of the Subscriber Systems (other than the Initial Installation), powering on or off or rebooting any of the Subscriber Systems, visually inspecting the Subscriber Systems, and other routine troubleshooting activities; provided, that any such additional services not specifically listed above shall be subject to the prior written consent of Instinet, and Instinet shall be entitled to receive payment for all such additional services at the rate set forth in Section 7 of Attachment A.

3. INVOICING; PAYMENT TERMS.

3.1 Pricing and Fees. All fees, charges and expenses relating to the performance of the Services are set forth on Attachment A to this Agreement. Except as provided in Section 3.2, no fees, charges or expenses relating to the performance of the Services shall begin accruing until after the Services Commencement Date. The parties agree that pro-rata billing for the Services shall begin on the Services Commencement Date.

3.2 Certain Expenses. Prior to the Services Commencement Date, Subscriber shall pay or, as applicable, shall reimburse Instinet for all third party expenses (including any expenses charged by the Building as a result of any requests of Subscriber and not as a result of the provision of the Services generally by Instinet to its customers) that (i) are reasonably necessary in connection with the Services to be provided prior to the Services Commencement Date and (ii) are, with respect to any expenses in excess of $100.00, approved by Subscriber in advance in writing, provided that (x) prior to the Services Commencement Date, Instinet shall be responsible for all normal recurring operating costs that Instinet otherwise would have had to have paid notwithstanding the provision of the Services, and (y) at all times, Instinet shall be responsible for the costs of its own employees incurred in providing the Services, and Instinet hereby agrees to utilize, to the extent reasonably practicable, its own employees to perform all actions related to the Services. Instinet shall not be in breach of this Agreement if it is unable to provide the Services or if it is delayed in doing the same because Subscriber has refused to approve a third party expense reasonably necessary in connection with the Services.

3.3 Invoicing. Instinet shall prepare and present invoices to Subscriber on or around the last day of each month for Services provided in such month. All invoices shall contain at least the following information: a reference to this Agreement and any applicable Subscriber purchase order(s); a description of the Services provided; and any other relevant information reasonably requested by Subscriber. Unless otherwise requested by Subscriber in writing, invoices shall be mailed to Subscriber as follows: 805 Las Cimas Parkway, Suite 100, Austin, Texas 78746. Subscriber shall have a period of (i) thirty (30) days from the receipt of any invoice for Services provided in December of any year during the Term or (ii) ninety (90) days from receipt of any other invoice during the Term (in each case, the “Dispute Period”) to object to any charge in such invoice by sending written notice of the disputed charges to Instinet. Instinet shall provide a substantive response to any such notice within forty-five (45) days of its receipt. Without limiting Subscriber’s obligation to pay all amounts when due pursuant to the first sentence of Section 3.4, if Subscriber fails to object to any invoice within the Dispute Period for such invoice, such invoice shall be deemed final and non-disputable.

3.4 Payment Terms. Payment of all fees, charges and expenses shall be made by Subscriber within thirty (30) days following receipt of an invoice complying with the requirements of the second and third sentences of Section 3.3 from Instinet. Interest shall accrue on any amounts which are unpaid at a rate equal to the lesser of twelve percent (12%) per annum or the highest percentage allowed by law on such amounts, beginning on the thirty-first (31st) day following the date of Subscriber’s receipt of invoice. Subscriber’s payment of an invoice under this Section shall not affect Subscriber’s rights under Section 3.7 below.

3.5 Total Charges. Except for those fees, charges and expenses expressly set forth in this Agreement (including Attachment A), Subscriber shall not be responsible for any fees, charges or expenses in connection with the performance of the Services. Except for any services to be provided by third parties, or as otherwise expressly set forth in this Agreement (including Attachment A), Instinet shall furnish all labor, facilities, equipment, materials, tools and other items necessary for Instinet’s performance of the Services.

3.6 Certain Taxes. Subscriber shall pay any and all local, state and federal sales, use, excise, and other taxes which may be levied on the provision of the Services, excluding taxes based on Instinet’s net income, capital or property or related to any of Instinet’s Agents.

3.7 Documentation. Instinet shall preserve all information supporting the charges covered by an invoice (collectively referred to as “Documentation”) for (i) a period of thirty (30) days from the provision of such invoice to Subscriber if provided in December of any year during the Term or (ii) ninety (90) days from provision of any other invoice during the Term, and for the reasonable duration of the inspection period described in the following sentence, which in no event shall exceed thirteen (13) months after the provision of such invoice. At any time during the Dispute Period of an invoice and during any following period in which the dispute remains unresolved, upon the reasonable request of Subscriber, Instinet shall permit Subscriber (or its agents and representatives) to inspect, audit, verify and copy any Documentation to the extent required to verify the amounts charged under such invoice. Documentation shall be made available to Subscriber at Instinet’s principal place of business or such other location as Subscriber and Instinet may agree upon in writing from time to time. Subscriber shall use reasonable efforts to conduct any such inspection or audit in a manner that does not unreasonably interfere with Instinet’s business and Instinet shall reasonably cooperate in connection with such inspection. In the event such inspection or audit discloses or reflects overcharges or other discrepancies totaling at least five percent (5%) of the amount charged for the period audited, then, without limitation of any other rights or remedies that may be available to Subscriber as a result of the same, Instinet shall reimburse Subscriber for all costs and expenses of such inspection or audit. Such overcharges shall be offset against the next payment due from Subscriber to Instinet under this Agreement (or, if this Agreement has expired or terminated, paid to Subscriber within thirty (30) days after such termination or expiration). Charges that have not been disputed in accordance with Section 3.3 within the relevant Dispute Period shall be deemed to be accepted and Subscriber shall have no further opportunity to inspect, audit, verify or copy any Documentation related to such charges.

4. CONFIDENTIAL INFORMATION.

4.1 Confidential Information.

4.1.1 Definition. For purposes of this Agreement, subject to Section 4.1.3(a), “Confidential Information” means any information or materials disclosed by, or on behalf of, either party or any of its Affiliates to the other party or any of its Affiliates in connection with this Agreement that is marked or otherwise designated “confidential” or “proprietary” or the like or that, due to the nature of such information or materials or the circumstances surrounding such disclosure, should reasonably be considered to be confidential or proprietary in nature. Notwithstanding the foregoing, subject to Section 4.1.3(a), Instinet agrees that all information or materials with respect to any of the Subscriber Systems, the network design or other layout or architecture with respect thereto, or data feeds or other connections with respect thereto, or any transactions effected utilizing any of the Subscriber Systems, are the Confidential Information of Subscriber, regardless of the source of such information or materials and regardless of whether or not marked or otherwise designated as “confidential” or “proprietary” or the like.

4.1.2 Confidential Treatment.

(a) Each party shall treat as confidential all of the Confidential Information of the other party, and shall not disclose or use (and shall not permit any other Person to whom any Confidential Information of the other party or any Agreement Confidential Information is disclosed by, on behalf of, for the benefit of or at the request of such party (each a “Recipient,” which term shall also include the receiving party) to disclose or use) any of the Confidential Information of the other party except as expressly permitted under this Agreement. Without limiting the foregoing, each party shall use (and shall cause each other Recipient to use) at least the same degree of care that such party uses to prevent the disclosure or misuse of its own confidential information of like nature or importance, but in no event less than reasonable care, to prevent the disclosure or misuse of any Confidential Information of the other party. Subject to the foregoing, and except as may be specifically agreed from time to time by the parties, each party shall not, and shall not permit any other Recipient to, (i) communicate or disclose, directly or indirectly, any of the Confidential Information of the other party (or any portion thereof) to any Person (other than communications or disclosures by such party to employees or contractors of such party, but only to the extent that such employees or contractors have a need for such information in order to allow such party to exercise the rights specifically granted to such party by this Agreement or to carry out the obligations imposed on such party by this Agreement in accordance with the terms of this Agreement and have agreed in writing to confidentiality and limited use obligations as described in Section 4.1.6); (ii) use any Confidential Information of the other party (or any portion thereof) in any manner except as expressly contemplated by this Agreement; or (iii) take any other action with respect to the Confidential Information of the other party (or any portion thereof) inconsistent with the confidential and proprietary nature of such Confidential Information.

(b) Subject to Section 4.1.2(a), each party may copy and distribute to such of its employees and contractors as are reasonably necessary to fulfill its obligations or to exercise its rights hereunder, the Confidential Information of the other party; provided that each party agrees not to make (or permit any Recipient of such party to make) more copies or distributions of any Confidential Information of the other party than shall be reasonably necessary in connection with its permitted use thereof. Disclosure of any Confidential Information shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information.

4.1.3 Exclusions.

(a) Confidential Information of a party shall exclude information that the receiving party can demonstrate: (i) is independently developed or conceived by the receiving party after the date of this Agreement without reference to or use of any Confidential Information of the other party; (ii) becomes known to the receiving party, without restriction, from a third party who the receiving party reasonably believes, after due inquiry, has the right to so disclose it; or (iii) was generally known or available to the public at the time it was disclosed or at a later time through no act or omission of the receiving party or any other Person who the receiving party reasonably believes, after due inquiry, had an obligation to keep such information confidential.

(b) The restrictions set forth in Section 4.1.2(a)(i) shall not apply to Confidential Information that is required to be disclosed by either party pursuant to an order or requirement of any Authority; provided, however, that such party shall provide prompt prior notice thereof to the other party describing in reasonable detail such requirement and all Confidential Information of the other party required to be so disclosed, and shall use reasonable efforts and cooperate with the other party at the other party’s expense to obtain a protective order or otherwise seek to prevent disclosure of such Confidential Information.

4.1.4 Confidentiality of Agreement. Each party agrees that the terms of, but not the existence of, this Agreement and any negotiations with respect to the same (collectively, the “Agreement Confidential Information”) shall be maintained as confidential and that such party shall not, unless agreed to in writing by the other party, disclose or reveal, directly or indirectly, any of such Agreement Confidential Information to any Person except (i)(x) to the party’s or its Affiliates’ respective officers, directors, members, partners, managers, employees, attorneys or other professional advisors, or (y) to any actual or potential investor in, or purchaser of, such party, to any actual or potential banks or other financing sources of such party, and to their respective attorneys or other professional advisors; but in each case only to the extent that such Persons have a reasonable need to know the same for purposes of such relationship and agree to maintain the confidentiality of the same, or (ii) to the limited extent necessary to enforce its rights, or perform its obligations, under this Agreement. The provisions of this Section 4.1.4 shall not, however, (i) prohibit any party from disclosing to any Person the fact that Instinet is providing certain Co-Location services to Subscriber, without further detail, or (ii) prohibit any party from disclosing any Agreement Confidential Information to the extent that such disclosure is required by Applicable Law, so long as the party seeking to disclose the same shall first have given prompt prior notice thereof to the other party describing in reasonable detail such requirement and all Agreement Confidential Information required to be so disclosed, and reasonably cooperates with the other party in its efforts, if any, to prevent or limit any such disclosure.

4.1.5 Cooperation. Each party agrees that, either upon learning of, or upon a showing by the other party of, any threatened or actual breach of the provisions of this Article 4 or of any threatened or actual unauthorized use or disclosure of all or any portion of the Confidential Information of the other party (or all or any portion of any Agreement Confidential Information) by any Recipient or any Person to whom such party or any Recipient of such party made available such Confidential Information or Agreement Confidential Information, or in the event of any loss of, or inability to account for, any of such Confidential Information or Agreement Confidential Information or any such information or materials, such party shall, without limitation of any liability that such party may have hereunder with respect to such threatened or actual breach or such unauthorized use or disclosure, loss or inability to account, give notice thereof to the other party and shall cooperate as reasonably requested by the other party in conjunction with the other party’s efforts, if any, to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach or unauthorized use or disclosure, loss or inability to account or to recover such Confidential Information or Agreement Confidential Information.

4.1.6 Restrictions on Disclosure. Each party agrees that, to the extent it is permitted to disclose Confidential Information of the other party (or any Agreement Confidential Information) to any other Person (other than pursuant to Section 4.1.3(b), or the last sentence of Section 4.1.4), it shall do so pursuant to a written non-disclosure agreement containing terms at least as protective of Confidential Information and Agreement Confidential Information as those set forth in this Article 4 (but with no further rights of disclosure and no rights of use on their own behalf).

4.1.7 Legends. Each party agrees that it will not remove, alter, deface or obscure any legends, notices, identifications or evidence of confidentiality, ownership, copyright, trademark or other proprietary or intellectual property rights, or any disclaimers of warranties, limitations of damages, or similar provisions, contained on or included in any of the Confidential Information of the other party, nor will such party allow any of its Recipients to do so. Each party shall (and shall cause its recipients to) reproduce any such legend, notice, identification, evidence, disclaimer or similar provision on any reproduction or modification of any of the Confidential Information of the other party and shall promptly add (or remove) any such legend, notice, identification, evidence, disclaimer or similar provision to the Confidential Information of the other party as the other party may reasonably request from time to time.

4.1.8 Return. Upon termination or expiration of this Agreement for any reason, upon request, each party promptly shall return to the other party all Confidential Information of the other party, including all copies of any thereof, under the possession or control of such party or any of its Recipients, or destroy or purge (or cause to be destroyed or purged) all systems and files of any such Person of any such Confidential Information. Upon request, each party shall promptly certify to the other party its compliance with this Section 4.1.8.

5. SERVICE LEVEL AGREEMENTS.

5.1 Service Level Agreements. In addition to the terms set forth in this Agreement, Instinet shall use commercially reasonable efforts to perform the Services in accordance with the Service Level Agreements. In the event of any material failure by Instinet to perform the services in accordance with the Service Level Agreement Subscriber shall have a credit in the amount equal to the pro rata amounts paid or payable by Subscriber for the duration of any non-compliance with the Service Level Agreements, which Subscriber may apply against payment of the fees and charges payable by the Subscriber to Instinet in a subsequent calendar month; provided that such credit shall not exceed the amount paid or payable by Subscriber to Instinet during the period or periods in which the Service Level Agreements were not met and provided further, that in the event that this Agreement expires or terminates, Instinet shall pay an amount equal to any unused credits to Subscriber within ten (10) days after such termination or expiration. Subscriber agrees that such service level credits shall constitute the sole and complete remedy for Subscriber with respect to the corresponding failures by Instinet to perform the Services in accordance with the Service Level Agreements; provided, that (i) nothing herein shall impair Subscriber’s rights to terminate this Agreement in accordance with its terms, whether pursuant to failure to perform in accordance with the Service Level Agreements or otherwise, and (ii) nothing herein shall affect Instinet’s liability under Section 2.2.7, or any remedies of Subscriber with respect to the same.

5.2 Effect of Failure to Perform to Service Level Agreements.

5.2.1 Liquidated Damages. The parties acknowledge and agree that, because of the unique nature of the Services contemplated by this Agreement, it is difficult or impossible to determine with precision the specific amount of damages that might be incurred by Subscriber as a result of a failure of Instinet to meet the Service Level Agreements. It is further understood and agreed by the parties that Subscriber shall be damaged by such failure of Instinet to meet the Service Level Agreements, that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, that any credits that become payable under Section 5.1 are in the nature of liquidated damages, and not penalties, and are fair and reasonable under the circumstances, and that such payments represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from Instinet’s failure to meet the Service Level Agreements; provided, however, that nothing in this Section 5.2.1 shall affect Subscriber’s rights under the last sentence of Section 5.1.

6. ACCESS AND SECURITY.

6.1 Data Center Access. Except with the advance written consent of Instinet and Subscriber, Subscriber’s access to the Data Center shall be limited solely to the Representatives. Subscriber and its Representatives shall cooperate with and comply with all reasonable and published security and safety measures provided to Subscriber by Instinet from time to time, including the use of entry and exit logs and agreements, key cards, voice, photo, biometric or other personal identification recognition devices, and other mechanisms and devices for registering, tracking, and limiting access to the Data Center. The Representatives will comply with all Applicable Laws, with the standards and practices of the telecommunications industry and with all of Instinet’s reasonable and published security procedures, rules, requirements and safety practices provided in writing to Subscriber from time to time. Instinet reserves the right to revoke the entry privileges of any Representative at any time if the exercise of such right is reasonable, and Instinet shall use commercially reasonable efforts to notify Subscriber in advance of any such determination and to reasonably cooperate with Subscriber in an effort to remedy such situation and/or allow access by one or more replacement Representatives.

6.2 Relocation of Subscriber Systems. Instinet reserves the right to relocate the Subscriber Systems or the Subscriber Cabinet to another area of the Data Center or to another facility (in each case provided that such other area or facility meets the requirements of Sections 2.2.1, 2.2.2, 2.2.3 and 2.2.4 of this Agreement) upon one hundred and twenty (120) days’ prior written notice to Subscriber. Instinet shall be solely responsible for any costs and expenses incurred by Subscriber and Instinet in connection with any such relocation (except for any such relocation requested by Subscriber) and shall use commercially reasonable efforts, in cooperation with Subscriber, to minimize any interruption of the Services in connection with any such relocation.

6.3 Scheduled and Emergency Maintenance. Instinet shall conduct routine scheduled maintenance of the Data Center according to the annual maintenance schedule for the Data Center, which shall be provided to Subscriber prior to or on the Effective Date. In the event of any change to the routine scheduled maintenance, Instinet shall notify Subscriber thereof no less than five (5) days prior to the revised date for such scheduled maintenance. In the event that an urgent, mission-critical maintenance situation arises, Instinet shall immediately notify Subscriber if it will affect any portion of the Subscriber Cabinet or any of the Subscriber Systems. Any such emergency maintenance, not caused by the actions or omissions of Instinet, shall not constitute a breach of this Agreement. During such scheduled and emergency maintenance periods, Instinet shall use its commercially reasonable efforts to minimize interruption to performance of the Services. Subscriber agrees to reasonably cooperate with Instinet during scheduled and emergency maintenance periods.

7. INSURANCE.

7.1 Instinet Minimum Insurance Levels. Each party agrees to keep in full force and effect during the term of this Agreement (a) a broad form Commercial General Liability Insurance policy providing for coverage of at least one million dollars ($1,000,000.00) per occurrence, subject to an aggregate cap of two million dollars ($2,000,000.00), for bodily injury and property damage. In addition, Subscriber agrees to keep in full force and effect during the term of this Agreement a Worker’s

Compensation Insurance policy in an amount not less than that required by Applicable Law and Instinet agrees to keep in full force and effect during the term of this Agreement a Worker’s Compensation Insurance policy consistent with the policy that Instinet maintains for its employees generally. Such policies (i) shall be written on an “occurrence” policy form and not on a “claims made” form; (ii) shall be primary and not contributory with the other party’s liability insurance, if any; (iii) shall provide for not less than thirty (30) days advance written notice to the other party from the insurer or insurers, if more than one, of any cancellation, nonrenewal, or material change in coverage or available limits of liability; and (iv) shall be issued by an insurance company with a rating of no less than A-V in the current Best’s Insurance Guide, or otherwise be acceptable to the other party, and admitted to engage in the business of insurance in the state in which the Services are actually provided. Each party’s Commercial General Liability Insurance coverage may be provided by a combination of primary, excess, and umbrella policies, provided that those policies are concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy.

7.2 Certificates of Insurance. Each party shall (a) deliver to the other party certificates of insurance which evidence the minimum levels of insurance set forth Section 7.1 above; and (b) cause its insurance provider(s) to name the other party as an additional insured and to notify the other party in writing of the effective date of such coverage. Each party shall deliver the certificates of insurance required by this Section 7.2 to the other party within thirty (30) days of the Effective Date; again at least ten (10) days before the expiration date of any applicable policy; and again on renewal of any applicable policy.

7.3 Obligations Continue Regardless of Insurance. The insurance requirements set forth in this Article 7 are independent of each party’s indemnification and other obligations under this Agreement and shall not be construed or interpreted in any way to restrict, limit or modify each party’s indemnification and other obligations or to limit each party’s liability under this Agreement.

7.4 Waiver of Subrogation Rights. Each party agrees to cause the insurance companies issuing its insurance policies to waive any subrogation rights that those insurance companies may have against the other party, or its insurers, by way of contract or otherwise.

8. INDEMNIFICATION.

8.1 Indemnification. Subscriber, at its sole expense, hereby agrees to be liable for and to indemnify, hold harmless and (at the election of Instinet) defend (with counsel reasonably acceptable to Instinet) Instinet, its Affiliates, and their respective directors, officers, members, partners, employees, agents and representatives, from and against any and all debts, liabilities, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent arising out of or in any way related to, in whole or in part, in connection with: (i) any infringement or misappropriation of any intellectual property or proprietary rights arising out of the Subscriber Systems (but without limitation of any indemnification obligations that Instinet may have with respect to the same under the Asset Purchase Agreement); (ii) any personal injury or tangible property damage to the extent caused by the negligence or willful misconduct of Subscriber; (iii) any third-party’s alleged ownership or possessory interest, lien, trust, pledge, or security interest in the Subscriber Systems, including any attempt by such third party to take possession of the Subscriber Systems, except where caused by Instinet or any person under Instinet’s direction or control (but without limitation of any indemnification obligations that Instinet may have with respect to the same under the Asset Purchase Agreement); or (iv) Subscriber’s or its Representatives’ fraud, gross negligence or willful misconduct; in each case other than for Losses resulting from Instinet’s fraud, gross negligence or willful misconduct. Instinet shall notify Subscriber of any matter with respect to which Instinet or any other Person indemnified hereunder is entitled to seek indemnification from Instinet under this Section promptly after Instinet becomes aware of such matter; provided, however, that any failure to give prompt notice of such matter shall not relieve Subscriber from any of its liabilities or obligations hereunder with respect to such matter unless (and then only to the extent that) such failure materially and adversely affects the ability of Subscriber to indemnify against (or if applicable, defend) any claim or action arising out of such matter. In the event that Instinet requests that Subscriber defend Instinet or any other Person indemnified under this Section with respect to any indemnified matter, Instinet or any such other Person indemnified hereunder shall nevertheless have the right to participate in the defense with counsel of its own choice (with such counsel’s fees and expenses incurred after the date Subscriber initiates the defense to be paid by such indemnified Person unless (i) in Instinet’s reasonable judgment, it is advisable in light of the separate interests of Instinet and Subscriber for Instinet or such other indemnified Person to be represented by separate counsel or (ii) Subscriber shall not have employed counsel to defend Instinet or such other indemnified Person within a reasonable time or fails to do so until the matter is resolved; in either such case, the fees and expenses of such separate counsel shall be paid by Subscriber) and to approve in writing (not to be unreasonably withheld or conditioned) any settlement or compromise or any consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified Person of a release, reasonably satisfactory to such indemnified Person, from all liability in respect of such matter and there shall be no other terms and conditions as part of such settlement, compromise, or consent to judgment which could reasonably be expected to materially and adversely affect any such indemnified Person. To the extent requested by Subscriber, Instinet agrees to reasonably cooperate with Subscriber and its counsel in connection with any such matter, provided that Subscriber shall reimburse Instinet for any expenses associated with the same. Each of Instinet and Subscriber shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any matter covered hereby and to consult with the other party concerning its efforts.

9. TERMS AND TERMINATION.

9.1 Term. The term of this Agreement shall begin on the Effective Date and, unless sooner terminated as provided herein, shall continue until the later of one (1) year after the Effective Date (the “Initial Term”) and the expiration of any Renewal Term. After the expiration of the Initial Term or any Renewal Term and provided that neither party has given the other written notice of its desire not to renew at least sixty (60) days prior to the expiration of the Initial Term or such Renewal Term, this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”).

9.2 Termination for Convenience.

9.2.1 By Subscriber. Subscriber may terminate this Agreement at any time, with or without cause, for Subscriber’s convenience by giving Instinet sixty (60) days prior written notice; provided, however, that if Subscriber terminates this Agreement under this Section 9.2.1 or Instinet terminates this Agreement under Section 9.3, and in each case the effective date of such termination is within one (1) year after the Effective Date, then Subscriber shall pay to Instinet an amount equal to the product of (i) Twenty-five Thousand and No/100 Dollars ($25,000.00) and (ii) a fraction, the numerator of which is the number of days remaining between the effective date of such termination and one (1) year after the Effective Date and the denominator of which is three hundred sixty-five (365). Except as provided in the preceding sentence, upon termination of this Agreement under this Section 9.2.1, Subscriber shall be obligated to pay no more than the amounts owing to Instinet for Services performed in accordance with this Agreement up to the effective date of termination, and if fees or costs are calculated on a monthly, quarterly or other periodic basis, then Subscriber shall only be liable for the pro rata portion thereof up to the effective date of termination.

9.2.2 By Instinet. After the Services Commencement Date, in the event that Instinet is no longer providing to any other Person any services similar to those to be provided by Instinet after the Services Commencement Date under this Agreement, Instinet may terminate this Agreement by giving Subscriber one hundred and twenty (120) days written notice. Upon termination of this Agreement under this Section 9.2.2, Subscriber shall be obligated to pay no more than the amounts owing to Instinet for Services satisfactorily performed up to the effective date of termination, and if fees or costs are calculated on a monthly, quarterly or other periodic basis, then Subscriber shall only liable for the pro rata portion thereof up to the effective date of termination.

9.3 Termination for Default. Either party may terminate this Agreement effective upon delivery of written notice to the other party if (a) the other party is insolvent or has a petition in bankruptcy filed against it; (b) the other party is adjudicated a bankrupt; (c) the other party makes a general assignment for the benefit of its creditors; (d) the other party has a receiver, trustee or agent appointed with respect to its business or any significant portion thereof; (e) the other party otherwise ceases to do business in any manner which would affect the other party’s performance under this Agreement; (f) with respect to Instinet, a Service Outage has occurred; (g) the other party has failed to comply with any Applicable Laws in connection with its activities under this Agreement; or (h) the other party is in breach of any other provision of this Agreement and fails to correct and cure such breach within thirty (30) days after the terminating party provides notice of such breach. Upon termination of this Agreement under this Section 9.3, Subscriber shall be obligated to pay no more than the amounts owing to Instinet for Services performed in accordance with this Agreement up to the effective date of termination, and if fees or costs are calculated on a monthly, quarterly or other periodic basis, then Subscriber shall only be liable for the pro rata portion thereof up to the effective date of termination.

9.4 Post-Termination.

9.4.1 Post-Termination Services. In connection with the termination or expiration of the Agreement, for any reason or for no reason, Instinet shall (i) reasonably cooperate with Subscriber to minimize any adverse effect on Subscriber or its Affiliates or their respective customers, (ii) assist Subscriber, at Subscriber’s cost and expense, with deinstallation and removal of the Subscriber Systems from the Data Center and (iii) perform those other obligations set forth in this Agreement to be performed by Instinet upon the termination or expiration of this Agreement; provided, that if this Agreement is terminated because Subscriber has not paid any fees owed to Instinet hereunder as they become due, Instinet’s obligations under this Section 9.4.1 shall be subject to the prior payment by the Subscriber of all outstanding amounts to be paid to Instinet under this Agreement.

9.4.2 Survival. Termination or expiration of this Agreement shall not (i) relieve Instinet from any obligations it has with respect to any services that are required to be performed prior to the Services Commencement Date, (ii) relieve either party of any of its obligations which are reasonably intended to survive termination or expiration of this Agreement, including Sections 2.2.5, 2.2.7, 2.2.8, 2.2.9, 3.6, 10.2, Article 4, Article 8, Article 9, Article 11 and Article 12 or (iii) relieve either party from any liability arising from any breach of this Agreement.

10. OTHER AGREEMENTS.

10.1 Certain Subscriber Responsibilities. Subscriber shall provide to Instinet from time to time the identity of the Representatives to be allowed access to the Subscriber Cabinet and Instinet shall provide such Representatives with access to the Subscriber Cabinet. Representatives shall be required to sign in and show photo identification. Except in the case of emergency, Instinet requires Subscriber to call at least two (2) hours in advance for access to the Data Center. Subscriber and Instinet agree that Instinet shall not allow anyone not listed by Subscriber as a Representative to have access to the Data

Center or the Subscriber Cabinet without exception. Subscriber shall mark the Subscriber Systems with inventory tags that contain Subscriber’s name and any other pertinent information to identify Subscriber; provided, that any failure by Subscriber to take such action shall in no way alter its ownership rights in the Subscriber Systems.

10.2 Ownership of Equipment. All equipment installed within the Subscriber Cabinet for the purpose of providing the Services, including the racks and cabinets themselves, and not constituting Subscriber Systems (the “Equipment”) is the sole property of Instinet or its assigns. Without limiting Article 11, Subscriber assumes the responsibility for the risk of loss and liability for all damages to, or loss of, (i) the Equipment from all causes except to the extent such damage or loss is due to the gross negligence or willful misconduct of Instinet, its agents or subcontractors, and (ii) the Subscriber Systems, subject to Section 2.2.7, from all causes. Except as may be otherwise agreed to by the parties in writing, Subscriber shall be liable for securing all necessary rights and licenses for software, programs or code placed on Subscriber Systems other than any of the foregoing placed on Subscriber Systems by Instinet or its agents or representatives without the prior approval of Subscriber. Except as may be otherwise agreed by the parties in writing, Instinet disclaims any and all liability for the Subscriber Systems and the content on such Subscriber Systems. Subscriber will promptly and thoroughly respond to any notices that the content on the Subscriber Systems violates the Digital Millennium Copyright Act, 17 U.S.C. § 101 et. seq. or any other law, rule or regulation.

11. CERTAIN LIMITATIONS.

11.1 LIABILITIES OF PARTIES. EXCEPT FOR CLAIMS ARISING OUT OF OR RELATING TO A BREACH OF ARTICLE 4 (CONFIDENTIAL INFORMATION), SECTION 2.2.10.2(C) (INTERFERENCE) OR BASED ON FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE SUCCESSORS, NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, PARTNERS, AGENTS, REPRESENTATIVES, EMPLOYEES, OR THIRD PARTY VENDORS (INCLUDING TELECOMMUNICATIONS PROVIDERS) SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) (COLLECTIVELY, “SPECIAL DAMAGES”) ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 11.1 SHALL NOT LIMIT INSTINET’S LIABILITY FOR ANY CREDITS RELATED TO SERVICE LEVEL AGREEMENTS PURSUANT TO THE TERMS OF ARTICLE 5. FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF THIS SECTION 11.1 SHALL NOT LIMIT THE LIABILITY OF THIRD PARTY VENDORS (INCLUDING TELECOMMUNICATIONS PROVIDERS) OF INSTINET UNDER ANY DIRECT CONTRACT BETWEEN SUBSCRIBER AND SUCH VENDOR FOR THE RECEIPT BY SUBSCRIBER OF SERVICES RELATED TO THE SERVICES PROVIDED UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS SECTION 11.1 SHALL NOT LIMIT SUBSCRIBER’S OBLIGATIONS UNDER (a) SECTION 8.1 WITH RESPECT TO REIMBURSEMENT TO AN INDEMNIFIED PERSON WITH RESPECT TO SPECIAL DAMAGES PAID BY SUCH INDEMNIFIED PERSON TO, OR PAYMENT ON BEHALF OF AN INDEMNIFIED PERSON OF SPECIAL DAMAGES TO, A THIRD PARTY CLAIMANT WHO HAS BEEN AWARDED SPECIAL DAMAGES OR (b) SECTION 8.1(ii) WITH RESPECT TO REIMBURSEMENT TO AN INDEMNIFIED PERSON OF SPECIAL DAMAGES, WHETHER INCURRED BY SUCH INDEMNIFIED PERSON OR AWARDED TO A THIRD PARTY CLAIMANT.

11.2 WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN SECTION 2.2.10 AND ARTICLE 5, (I) THE SERVICES PROVIDED BY INSTINET PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND BY INSTINET, ITS AFFILIATES, SUBSIDIARIES (OR THEIR SUCCESSORS), AGENTS, OR THIRD PARTY VENDORS (INCLUDING

TELECOMMUNICATIONS PROVIDERS), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, TITLE, AND NON-INFRINGEMENT AND (II) THE ENTIRE RISK AS TO THE QUALITY OF THE SERVICE IS WITH THE SUBSCRIBER AND THERE IS NO GUARANTEE THAT THE SERVICE WILL MEET THE SUBSCRIBER’S REQUIREMENTS, BE ERROR FREE, OR OPERATE WITHOUT INTERRUPTION. FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF THIS SECTION 11.2 SHALL NOT LIMIT THE LIABILITY OF THIRD PARTY VENDORS (INCLUDING TELECOMMUNICATIONS PROVIDERS) OF INSTINET UNDER ANY DIRECT CONTRACT BETWEEN SUBSCRIBER AND SUCH VENDOR FOR THE RECEIPT BY SUBSCRIBER OF SERVICES RELATED TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

11.3 DISCLAIMER OF ACTIONS CAUSED BY AND/OR UNDER THE CONTROL OF THIRD PARTIES. INSTINET DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM INSTINET’S NETWORK TO THE EXTENT THAT SUCH FLOW DEPENDS ON THE PERFORMANCE OF THE INTERNET OR DATA SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS OF SUCH THIRD PARTIES CAN IMPAIR OR DISRUPT SUBSCRIBER’S CONNECTIONS TO THE INTERNET OR SUCH DATA SERVICES (OR PORTIONS THEREOF). ALTHOUGH INSTINET SHALL TAKE ALL ACTIONS REASONABLY NECESSARY TO REMEDY AND MINIMIZE SUCH EVENTS, INSTINET CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR. ACCORDINGLY, INSTINET DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS, AND SUBSCRIBER ACCEPTS SUCH DISCLAIMER WITHOUT LIABILITY TO INSTINET.

11.4 LIMITATION OF LIABILITY. EXCEPT AS SET FORTH IN SECTION 2.2.7, THE TOTAL LIABILITY OF INSTINET TO SUBSCRIBER IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE LESSER OF: (A) DIRECT DAMAGES PROVEN BY SUBSCRIBER OR (B) THE AGGREGATE AMOUNTS PAID BY SUBSCRIBER TO INSTINET UNDER THIS AGREEMENT FOR THE SIX (6) MONTHLY PERIODS PRIOR TO ACCRUAL OF SUCH CAUSE OF ACTION (OR, IN THE EVENT THAT THIS AGREEMENT HAS BEEN IN EFFECT FOR LESS THAN SIX (6) MONTHS AFTER THE SERVICES COMMENCEMENT DATE, SIX (6) TIMES THE AVERAGE ACTUAL (OR PROSPECTIVE) MONTHLY PAYMENT AMOUNTS DURING A SIX (6) MONTH PERIOD PRECEDING (OR FOLLOWING) THE DATE OF THE CALCULATION). THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION AND CLAIMS, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, AND CLAIMS UNDER ANY APPLICABLE LAW.

11.5 AGGREGATE CAP. WITHOUT LIMITATION OF SECTION 11.4 (OTHER THAN LIMITATION OF THE EXCEPTION SET FORTH IN THE FIRST SENTENCE THEREOF), AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, INCLUDING SECTION 2.2.7, OR ANY OTHER AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF THE OTHER PARTY OR ANY PERSON AFFILIATED WITH THE OTHER PARTY FOR ANY CLAIMS, LOSSES OR DAMAGES, FOR ANY CAUSE WHATSOEVER, ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THIS AGREEMENT, THE LICENSE-BACK AGREEMENT BY AND BETWEEN INSTINET AND SUBSCRIBER DATED AS THE DATE HEREOF OR THE ASSET PURCHASE AGREEMENT, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), PURSUANT TO ANY INDEMNIFICATION PROVISIONS HEREOF OR THEREOF OR OTHERWISE, EXCEED IN THE AGGREGATE $7,750,000, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 8.4(b) OF THE LICENSE AGREEMENT AND THE LAST SENTENCE OF THIS SECTION 11.5. THE FOREGOING LIMITATION OF LIABILITY IS COMPLETE AND EXCLUSIVE, SHALL APPLY EVEN IF A PARTY HAS

BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIMS, LOSSES OR DAMAGES, AND SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OR FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER REMEDIES POSSESSED BY SUCH PARTY OR ANY OTHER PERSON. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 11.5 SHALL NOT APPLY WITH RESPECT TO (i) ANY AMOUNTS PAYABLE BY A PARTY INDEMNIFIED UNDER SECTION 8.1 TO A CO-LOCATION CUSTOMER OF INSTINET OR ITS AFFILIATES AS A RESULT OF A CLAIM BROUGHT BY SUCH CO-LOCATION CUSTOMER AGAINST SUCH INDEMNIFIED PARTY AND FOR WHICH SUBSCRIBER IS REQUIRED TO INDEMNIFY SUCH INDEMNIFIED PARTY UNDER SECTION 8.1, AND (ii) THE REASONABLE ATTORNEYS’ FEES INCURRED BY SUCH INDEMNIFIED PARTIES IN ACCORDANCE WITH SECTION 8.1 IN CONNECTION WITH SUCH CLAIM.

11.6 Notwithstanding anything to the contrary herein, Subscriber shall not have any liability hereunder to Instinet or any other Person for any damages caused by any computer viruses transmitted by or through the Subscriber Systems to the extent such transmission is beyond Subscriber’s reasonable control, provided that Subscriber has taken commercially reasonable efforts in accordance with customary industry practice to protect against such computer viruses.

12. MISCELLANEOUS PROVISIONS.

12.1 No Lease. This Agreement is an agreement for services and is not intended to and shall not constitute a lease of any real property.

12.2 Marketing. Neither party shall issue any press release, advertising, publicity or public statement or in any way engage in any other form of public disclosure that indicates the other party’s relationship with such party or implies any endorsement by the other party of such party or such party’s products or services without the prior written approval of the other party.

12.3 Remedies. Except as otherwise expressly provided herein, in the event of a breach or threatened breach by any party of any provision of this Agreement, then, in addition to any other available remedies to which the other party may be entitled, including termination, specific performance or the recovery of damages, the other party shall be entitled to an injunction restraining such party from breaching or attempting to breach, in whole or in part, any of the provisions of this Agreement.

12.4 GOVERNING LAW, ETC. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process (provided that any obligation under this clause (ii) shall terminate six (6) years after the First Closing), (iii) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and (iv) that service made pursuant to (ii) or (iii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each party irrevocably agrees for the exclusive benefit of the other that the United States District Court for the District of Delaware, the Chancery Court of the State of Delaware, the Superior Court of the State of Delaware or the Supreme Court of the State of Delaware (the “Chosen Courts”) shall have jurisdiction to hear and determine or settle any dispute which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement may be brought in the Chosen Courts.

(b) Each party hereto irrevocably waives any objection to the venue of the courts designated in this Section 12.4 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement, or the application thereof to any Person or under any circumstances, shall be invalid or unenforceable to any extent under Applicable Law, and the extent of such invalidity or unenforceability does not cause substantial deviation from the underlying intent of the parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such Person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed, which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

12.6 Assignment. Neither party may assign, transfer, subcontract or otherwise dispose of this Agreement or any of its rights or obligations hereunder, in whole or in part, to any Person without the prior written consent of the other party, which shall not be unreasonably withheld or conditioned; provided that Instinet may assign this Agreement to an Affiliate or successor without Subscriber’s prior written consent. This Agreement shall be binding upon the parties and their respective successors and permitted assigns (if any). Nothing herein shall limit Instinet’s right to subcontract any of its obligations hereunder; provided that Instinet shall notify Subscriber if its subcontracts any of its obligations hereunder to any third party, stating the identity of the subcontractor and the obligations so subcontracted.

12.7 Notices. Any notice or document sent to either party regarding this Agreement shall be in writing and either delivered (including delivery by personal delivery, by telecopy or by courier service) or mailed by registered or certified mail, properly stamped and addressed to the party entitled to receive such notice at the address set out below or any such other address as such party may request in a written notice made in compliance herewith:

if to Subscriber:	Zone Technology Partners, LLC
805 Las Cimas Parkway, Suite 100
Austin, Texas 78746
Attn: Chief Executive Officer
Facsimile: (512) 306-1513

with copies to:	Graves, Dougherty, Hearon & Moody
515 Congress Avenue, Suite 230
Austin, Texas 78701
Attn: James M. Laughead
Facsimile: (512) 478-1976

if to Instinet:	Instinet Group Incorporated
3 Times Square
New York, New York 10036
Attn: Paul A. Merolla, General Counsel
Facsimile: (212) 593-8040

with copies to:	Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10016
Attn: Yvette Teofan
Facsimile: (212) 225-3999

For any notices not affecting interpretation or legal aspects of this Agreement and relating solely to technical or operational aspects of this Agreement (e.g., notices regarding network architecture, etc.):

if to Subscriber prior to
the Second Closing:	Jane Harvey
805 Las Cimas Parkway, Suite 100
Austin, Texas 78746
Facsimile: (512) 306-1513

if to Subscriber after
the Second Closing:	Bob Schulz
805 Las Cimas Parkway, Suite 100
Austin, Texas 78746
Facsimile: (512) 306-1513

if to Instinet:	Mike Keller
Instinet Group, LLC
Harborside Financial Plaza
900 Plaza 10
Jersey City, NJ 07311-4099
Facsimile:

Any such notice shall be deemed effective as of the date of delivery (if delivered in the manner set forth above) or three (3) days after the date of mailing (if mailed in the matter set forth above).

12.8 Relationship of Parties. Instinet and Subscriber are independent contractors and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between Instinet and Subscriber. Neither Instinet nor Subscriber shall have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

12.9 Entire Agreement. This Agreement represents the entire understanding and agreement of the parties with regard to the subject matter hereof, and supersedes any prior understanding, agreement or statement (written or oral) of intent between the parties with respect to the subject matter of this Agreement. There are no unwritten oral agreements between the parties regarding the subject matter of this Agreement. Any attachments, exhibits or schedules to this Agreement shall constitute an integral part of this Agreement.

12.10 Waiver; Amendment; Certain Notices. No waiver of any provision of this Agreement, or any consent to any departure by any party therefrom, shall be effective unless made in writing and signed by the party to be charged with the waiver or consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Agreement may only be amended by written agreement executed by each of the parties hereto. No notice to or demand on any party in any case shall entitle that party, or any other party, to any other or further notice or demand in similar or other circumstances.

12.11 Interpretation. When a reference is made in this Agreement to any schedule, exhibit or appendix, such reference shall be to a schedule, exhibit or appendix to this Agreement unless otherwise indicated. Each instance in this Agreement of the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “days”“ means calendar days, not business days, unless otherwise specified. Unless otherwise specified, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Similarly, unless otherwise specified, the words “therein,” “thereof” and “thereunder” and other words of similar import refer to a particular agreement or other instrument as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Unless otherwise specified, any reference to articles, sections or clauses are to articles, sections or clauses of this Agreement. Unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein. Unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include the heirs, successors and permitted assigns of such party. Unless otherwise specified, any reference to a statute includes and refers to the statute itself, as well as to any rules and regulations made and duly promulgated pursuant thereto, and all amendments made thereto and in force currently from time to time and any statutes, rules or regulations thereafter duly made, enacted and/or promulgated, as may be appropriate, and/or any other governmental actions thereafter duly taken from time to time having the effect of supplementing or superseding such statute, rules, and/or regulations. The language in all parts of this Agreement shall be in all cases construed according to its plain meaning and not strictly for or against one or more of the parties hereto. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not be construed to affect the meaning or interpretation of this Agreement. When required by the context, (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; and (ii) the masculine gender shall include the feminine and neuter genders and vice versa. Unless the context requires otherwise, derivative forms of any capitalized term defined in this Agreement shall have the comparable meaning to that of such term.

12.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

12.13 Usury Laws. The parties agree that it is their intent to comply with any applicable usury laws and that in no case shall the amount of interest charged or collected by either party hereunder exceed the highest percentage allowed by Applicable Law.

12.14 Force Majeure.

12.14.1 If a party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a failure to comply with payment obligations) by a Force Majeure Event, then (i) its obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that it is so prevented, hindered or delayed, (ii) as soon as reasonably possible after commencement of the Force Majeure Event it shall give notice in writing to the other party of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement; and (iii) as soon as reasonably possible after the cessation of the Force Majeure Event it shall give notice in writing of the cessation of the Force Majeure Event and shall resume performance of all of its obligations under this Agreement.

12.14.2 If the Subscriber Cabinet is damaged due to a Force Majeure Event, Instinet shall give prompt notice to Subscriber of such damage, and may temporarily relocate the Subscriber Systems to a new Subscriber Cabinet or a new Data Center, if practicable and if such new cabinet or new Data Center satisfies the requirements of Sections 2.2.1, 2.2.2, 2.2.3 and 2.2.4. If the Data Center’s landlord or Instinet exercises an option to terminate a particular lease due to damage or destruction of the Subscriber Cabinet, or if Instinet decides not to rebuild the Data Center but to provide similar co-location services at another location, this Agreement will terminate as of the date of the Force Majeure Event; provided that if Instinet provides similar co-location services at another location following such damage or destruction, Subscriber shall have the option to have the Services provided by Instinet to Subscriber out of such new location on substantially the same terms and conditions as under this Agreement, subject to price adjustments to reflect changes in costs relating to such new location, in Instinet’s sole discretion. If neither the landlord of the Data Center nor Instinet exercises such right to terminate, Instinet will repair the Subscriber Cabinet to substantially the same condition it was in prior to the damage, completing the same within a commercially reasonable time period. In the event that Instinet fails to complete the repair within a commercially reasonable time period, Subscriber will have the option to terminate this Agreement, which option will be the sole remedy available to Subscriber against Instinet under this Agreement relating to such failure. If the Subscriber Cabinet or any portion thereof is rendered untenable by reason of such damage and the Subscriber Systems are not relocated to a new Subscriber Cabinet or Data Center, the service charges will proportionately abate for the period from the date of such damage to the date when such damage is repaired.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

INSTINET GROUP INCORPORATED		ZONE TECHNOLOGY PARTNERS, LLC

By:	/s/ John F. Fay	By:	/s/ Jane Harvey
Name:	John F. Fay	Name:	Jane Harvey
Title:	Chief Financial Officer	Title:	President

SCHEDULE 2.1.1

Project Plan

SCHEDULE 2.1.2

Certain Acceptance Tests

SCHEDULE 5.1

Service Level Agreements

Attachment A — Services and Pricing

Attachment B — Co-location Requirements